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ENCORE COMPUTER CORPORATION

Computation of Income (Loss) per Share                           Exhibit No. 11
(unaudited)
(in thousands except per share data)

                                   Three Months Ended        Nine Months Ended
                                  Sept 27,   Sept 28,       Sept 27,   Sept 28,
Basic                               1998       1997           1998       1997
Net income (loss)                 $ -1,726  $ -16,638      $  21,252  $ -56,465

Series B, D, E, F, G, H and
 I accumulated
 Preferred Stock Dividends               0     -7,672              0    -21,794

Net income (loss) attributable
 to common shareholders           $ -1,726  $ -24,310     $   21,252  $ -78,259

Weighted average common
 shares outstanding                 67,451     37,560         67,449     37,419

Basic income (loss) per share        -0.03      -0.65           0.32      -2.09

Diluted

Net income (loss)                 $ -1,726  $ -16,638     $   21,252  $ -56,465

Wghtd avg common shares outstand    67,451     37,560         67,449     37,419
Series A assumed converted               0      7,364              0      7,364
Series B assumed converted              42     24,096             14     23,745
Series D assumed converted              68     36,871             23     36,334
Series E assumed converted              69     37,688             23     37,140
Series F assumed converted              32     17,635             11     17,378
Series G assumed converted              35     18,924             12     18,648
Series H assumed converted              21     11,573              7     11,405
Series I assumed converted              10     12,555              3      8,920
Exercise of options reduced by
 the number of shares purchased
 with proceeds                           0          0              0          0
Weighted average common
 shares outstanding                 67,728    204,266         67,542    198,353

Diluted income (loss) per share      -0.03      -0.65           0.32      -2.09

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Basic and diluted income (loss) per common share are the same for all periods presented because the effect of the common stock equivalents would be antidilutive.